Exhibit 10.1

SRI/SURGICAL EXPRESS, INC.

RESTRICTED STOCK GRANT AGREEMENT

25,000 Shares

Date of Grant: February 1, 2008

TO:	Gerald Woodard

Pursuant to the terms of your Employment Agreement dated as of December 31, 2007 with SRI/Surgical Express, Inc. (the “Employment Agreement”), you have been granted as of the Date of Grant stated above 25,000 shares of the Company’s Common Stock, subject to all the following terms and conditions:

1. Definitions. As used in this Agreement, the capitalized terms defined below have the respective meanings ascribed to them:

“Agreement” means this Restricted Stock Grant Agreement, as originally executed by you and the Company, and as subsequently amended or modified in accordance with its terms.

“Board of Directors” means the Board of Directors of the Company.

“Change in Control” means any of the following: (a) the shareholders of the Company approve a liquidation of all or substantially all the consolidated assets of the Company and its Subsidiaries, other than a liquidation of a Subsidiary into the Company or another Subsidiary (unless the transaction is subsequently abandoned or otherwise fails to occur); (b) the shareholders of the Company approve a sale, lease, exchange, or other transfer to any person, persons or group other than the Company or a Subsidiary (in a single transaction or related series of transactions) of all or substantially all of consolidated assets of the Company and its Subsidiaries, excluding the creation (but not the foreclosure) of a lien, mortgage, security interest, or other financing arrangement (unless the transaction is subsequently abandoned or otherwise fails to occur); (c) during any period of two consecutive years, individuals who at the beginning of the period constitute the Board of Directors, and any new Director whose election by the Board of Directors or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors; (d) the shareholders of the Company approve a merger or a consolidation of the Company with any other entity (unless the transaction is subsequently abandoned or otherwise fails to occur), other than (i) a merger or consolidation that would result in the voting securities of the Company outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity)

more than 50 percent of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after the merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person,” as the term is used in Sections 13(d) and 14(d) of the Exchange Act acquires more than 50 percent of the combined voting power of the Company’s then outstanding securities; or (e) the occurrence of any event, transaction, or arrangement that results in any “person” (as defined above), or group (as determined for purposes of Section 13(d)(3) of the Exchange Act) becoming a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing a majority of the combined voting power of all the outstanding securities of the Company that are entitled to vote generally in the election of its directors, unless the beneficial owner is the Company, a Subsidiary, an employee benefit plan sponsored by the Company, a person or group who is a record or beneficial owner of 25% or more of the outstanding Shares on the Date of Grant, or a person who becomes a beneficial owner of 25% or more of the outstanding Shares solely by becoming a trustee of an inter vivos trust created by a person who is the record or beneficial owner of 25% or more of the outstanding Shares on the Date of Grant.

“Common Stock” means the common stock, $.001 par value, of the Company.

“Company” means SRI/Surgical Express, Inc., a Florida corporation.

“Date of Grant” means the date as of which the Board of Directors authorized the grant of the Shares of Restricted Stock to you, as stated in the heading of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and includes all rules and regulations of the SEC promulgated under that act.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time, or any United States income tax law subsequently enacted in substitution for that code.

“Restricted Stock” means the Shares granted to you pursuant to this Agreement that remain subject to the Restrictions, as determined in accordance with Section 7 of this Agreement.

“Restrictions” means the limitations on transfer set forth in Section 3 of this Agreement and the risk of forfeiture set forth in Section 4 of this Agreement.

“Shares” means shares of the Company’s Common Stock.

“Start Date” means January 31, 2008.

“Subsidiary” means a corporation of which 80% of its voting securities are owned directly or indirectly by the Company.

2. Revocation. The grant of the Shares of Restricted Stock under this Agreement will be revoked automatically without further action or notice if you do not accept this Agreement (by signing it and returning it to the Company) within 30 days following the date when you are given written notice of the grant of the Restricted Stock.

3. Transfer Restrictions of Restricted Stock. You are prohibited from transferring (whether by gift, sale, pledge, assignment, hypothecation, or otherwise) any Shares of Restricted Stock, any interest in Shares of Restricted Stock and any rights under this Agreement by any means other than by will or the law of descent and distribution. Any prohibited transfer will be invalid and ineffective as to the Company. In addition, the Shares of Restricted Stock and your rights under this Agreement are not subject to any lien, levy, attachment, execution, or similar process by creditors. The Company may cancel all Shares of Restricted Stock by notice to you, if you attempt to make a prohibited transfer, or if any Shares of Restricted Stock, any interest in them, or any right under this Agreement becomes subject to a lien, levy, attachment, execution, or similar process.

4. Forfeiture of Restricted Stock. If your employment with the Company is terminated either by you or the Company for any reason, all of your Shares of Restricted Stock as of the date of your termination shall be completely forfeited by you without any further action by you or the Company or the payment of any consideration by the Company to you or your executor, administrator, personal representative, guardian or heirs, and neither you nor your executor, administrator, personal representative, guardian or heirs shall have any further rights or title in or to such forfeited Shares of Restricted Stock or the benefits of ownership thereof. The Company shall decide to what extent bona fide leaves of absence for illness, temporary disability, military or governmental service, or other reasons will constitute a termination of employment that results in forfeiture of your Shares of Restricted Stock.

5. Certificates for Shares of Restricted Stock. Certificates for Shares of Restricted Stock shall be registered in your name and constitute issued and outstanding Shares for all corporate purposes as of the Date of Grant, but such certificates shall be delivered to and held by the Secretary of the Company until the Restrictions terminate, at which time the Company shall cause a new certificate representing the Shares with respect to which the Restrictions have terminated to be delivered to you, and a certificate representing the remaining Shares of Restricted Stock to continue to be held by the Secretary of the Company.

6. Other Rights. Except for the Restrictions and the other restrictions and limitations expressly set forth in this Agreement, you will have all other rights of a shareholder with respect to the Restricted Shares, including, but not limited to, the right to vote and receive all dividends and distributions with respect to the Shares of Restricted Stock (which shall be paid to you as and when such dividends or distributions are paid to holders of Shares); provided, however, that if any dividends are paid in Shares, such Shares shall be subject to the same Restrictions and other limitations and for the same period as the Shares of Restricted Stock with respect to which they were distributed.

7. Termination of Restrictions. The Restrictions as to Shares covered by this Agreement shall terminate, and such Shares shall cease to be Restricted Stock pursuant to this Agreement, on the earlier of (a) the date that is three (3) years after the Start Date or (b) the date of your Involuntary Termination (as that term is defined in the Employment Agreement).

In addition, all Restrictions on your Shares of Restricted Stock shall terminate, and such Shares shall cease to be Restricted Stock pursuant to this Agreement immediately upon the occurrence of a “Change in Control” event.

8. Tax Withholding. When the Restrictions on Shares of Restricted Stock terminate, or upon your notification to the Company that you are filing an election with the Internal Revenue Service pursuant to Section 83(b) of the Internal Revenue Code, you agree to make appropriate arrangements with the Company to provide for the withholding or payment of the amount (if any) that the Company considers necessary to satisfy its legal obligation to withhold any local, state, or federal taxes (including FICA, income, and Medicare taxes) imposed by any governmental authority with respect to such termination or election. YOU ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER SECTION 83(b), EVEN IF YOU REQUEST THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON YOUR BEHALF. You may pay to the Company any requisite tax withholding by (a) requesting that the Company withhold from the Shares to be delivered Shares sufficient to satisfy all or a portion of such tax withholding requirements or (b) bank draft, money order, or personal check payable to the order of the Company. If the grant of the Restricted Stock does not give rise to any tax withholding obligation on the date of the grant but is reasonably expected to do so at a future time, the Company may require you to place some or all of the Shares in escrow for the benefit of the Company until tax withholding is required for the amounts included in your gross income as a result of the Restricted Stock grant. At that time, the Company (in its discretion) may require you to pay to it an amount that it considers sufficient to satisfy the tax withholding obligation incurred by it as a result of the Restricted Stock, in which case the Company shall promptly release to the you the escrowed Shares.

9. Change in Control; Special Rules Governing Mergers and Stock Exchanges.

(a) Change in Control. If a Change in Control occurs, all Shares of Restricted Stock which remain subject to Restriction shall become fully vested.

(b) Special Rules Governing Mergers and Stock Exchanges. In the case of a merger, share exchange, or other transaction in which the shareholders of the Company receive securities of the acquirer but does not result in a Change of Control, at the election of the Board of Directors, the Company may (but is not obligated to) elect to continue this Agreement, in which case each Share of Restricted Stock will be converted into restricted securities of the acquirer being issued in the transaction based on the applicable exchange or conversion ratio.

10. No Expanded Rights. The award of Restricted Stock to you does not create or extend any right for you to continue to serve as an officer, employee or director of the Company or any of its Subsidiaries, to participate in any other stock option or employee benefit plan of the Company, or to receive the same benefits as any other employee; nor does it restrict in any way the right of the Company or any of its Subsidiaries to terminate at any time your employment with it either at will or as provided in any written employment agreement between you and the Company.

11. Representations and Warranties. By accepting this Agreement, you represent and warrant to the Company the following:

(a) You are accepting the Shares of Restricted Stock solely for your own account, as principal, without a view to, and not for resale in connection with, any distribution or underwriting of the Shares of Restricted Stock or any other Shares, and you are not participating, directly or indirectly, in any distribution or underwriting of the Shares of Restricted Stock or any other Shares. You are not acquiring the Shares of Restricted Stock pursuant to it, as an agent, nominee, or representative for the account or benefit of another person or entity, and you have not agreed or arranged to sell, assign, transfer, subdivide, or otherwise dispose of all or any part of Shares of Restricted Stock subject to another person or entity.

(b) You understand that (i) no state or federal agency has passed upon the Shares of Restricted Stock or made any finding or determination as to the fairness of the Shares of Restricted Stock as an investment, (ii) the Shares of Restricted Stock have not been, and will not be, registered under either the Securities Act of 1933, as amended, or any state securities law, (iii) the Shares of Restricted Stock can be offered for sale, sold, assigned, foreclosed or otherwise transferred only if the transaction is registered under those laws or qualifies for an available exemption from registration under those laws, and (iv) the Company has not agreed, and is not obligated to register any resale or other transfer of any of the Shares of Restricted Stock under the Securities Act of 1933, as amended, or any state securities law, or to take any action to enable you to qualify for an exemption from registration under any of those laws with respect to a resale or other transfer of the Shares of Restricted Stock.

(c) You have received from the Company and carefully read the documents described on Appendix “A” to this Agreement.

12. Holdback Agreement and Additional Restrictions on Transfer. Upon receipt of certificates evidencing Shares with respect to which the Restrictions have terminated, you agree to the following restrictions: (a) if the Company initiates a public offering of Shares, you agree not to effect any public sale or distribution, including any sale pursuant to Rule 144 or any successor provision of the Securities Act of 1933, as amended, of any Shares during the 120 day period beginning on the closing date of the offering; (b) for so long as you are an employee of the Company, you agree not to sell any Shares at a time when applicable laws or the Company’s policies prohibit a sale; and (c) if so requested by the Company, you agree to hold such Shares for investment and not with a view of resale or distribution to the public and to deliver a written statement to that effect satisfactory to the Company.

13. Legal Compliance. Shares are issuable under this Agreement only in compliance with all applicable state and federal laws and regulations (including securities laws) and the rules of all stock markets or exchanges on which the Shares are quoted or listed for trading. Any certificate representing Shares issued under this Agreement will bear such legends and statements as the Company considers advisable to assure compliance with those laws, rules, and regulations. The grant of Restricted Stock is not effective until the Company has obtained any consent or approval required from any state or federal regulatory body having jurisdiction. Upon the transfer of Restricted Stock to your heir, guardian, or personal representative, the Company may require reasonable evidence of the person’s legal ownership of the Restricted Stock and any consents and releases of governmental authorities as it determines are advisable.

14. Section 16(b) Exemption. Transactions under this Agreement are intended to comply with all applicable conditions of SEC Rules 16b-3 and 16b-6 and any rule promulgated by the Securities and Exchange Commission under the Exchange Act in substitution for either of those rules. To the extent any provision of this Agreement or action by the Company fails to so comply, it shall be null and void to the extent permitted by law and determined by the Company.

15. Section 409A. The parties intend for this Agreement to be interpreted, construed, administered and applied in a manner as shall meet and comply with the requirements of Section 409A of the Internal Revenue Code or an exemption thereto, and the Company may amend this Agreement in its discretion so as to comply with any such requirement. Notwithstanding any other provision of this Agreement, neither the Company nor any individual acting as a director, officer, employee, agent or other representative of the Company shall be liable to you or any other person for any claim, loss, liability or expense arising out of any interest, penalties or additional taxes due by you or any other person as a result of this Agreement or the Company’s administration of the terms of this Agreement not satisfying any of the requirements of Section 409A of the Internal Revenue Code. You represent and warrant that you have reviewed or will review with his own tax advisors the federal, state, local and employment tax consequences of entering into this Agreement, including, without limitation, under Section 409A of the Internal Revenue Code, and, with respect to such matters, you rely solely on such advisors.

16. Notices. Every notice, demand, consent, approval, and other communication required or permitted under this Agreement will be valid only if it is in writing and delivered personally or by telecopy, commercial courier, or first class, postage prepaid, United States mail (whether or not certified or registered and regardless of whether a return receipt is received or requested by the sender) and addressed, if to you, at your address set forth below and, if to the Company, at 12425 Race Track Road, Tampa, Florida 33626, Attention: Chief Financial Officer, or at any other address that either party has previously designated by notice given to the other party in accordance with this provision. A validly given notice, demand, consent, approval, or other communication will be effective on the earlier of its receipt, if delivered personally or by telecopy or commercial courier, or the third day after it is postmarked by the United States Postal Service, if it is delivered by first class, postage prepaid, United States mail. You shall notify the Company of any change in your mailing address that is listed in this Agreement.

17. Power of Attorney; Further Assurances. You irrevocably constitute and appoint the Secretary of the Company, with full power of substitution in the premises, as your due and lawful attorney in fact (a) to transfer any Shares of Restricted Stock forfeited, revoked or cancelled pursuant to the terms of this Agreement on the books of the Company, and (b) take such other actions and execute such assignments, conveyances, transfers and other documents in your name and on your behalf as may be necessary or appropriate to effect such forfeiture, revocation, cancellation or any other provisions of this Agreement. You further irrevocably authorize the Company to direct its transfer agent to make appropriate entries in its records showing the cancellation of the certificate or certificates for such Shares and to return the Shares represented thereby to the Company’s treasury or authorized and unissued capital stock, as directed by the Company. Nevertheless, you agree to make, do, execute and deliver, or cause to be made, done, executed and delivered, all such further acts, deeds, assurances and things as may be requested by the Company for the purposes of effecting the terms and provisions of this Agreement.

18. Legal Proceedings. If any dispute arises between you and the Company with respect to this Agreement or the Restricted Stock, either party may elect (but is not obligated) to submit the dispute to arbitration before a panel of arbitrators in accordance with the Florida Arbitration Code by giving the other party a notice of arbitration in accordance with section 16 of this Agreement. If a party elects to arbitrate a dispute before a lawsuit is filed with respect to the subject matter of the dispute, arbitration will be the sole and exclusive method of resolving the dispute, the other party must arbitrate the dispute, and each party will be barred from filing a lawsuit concerning the subject matter of the arbitration, except to obtain an equitable remedy. A party’s right to submit a dispute to arbitration does not restrict its right to institute litigation to obtain any legal or equitable remedy. The filing of a lawsuit by either party before the other party has elected that a dispute be submitted to arbitration will bar and preclude both you and the Company from submitting the subject matter of the lawsuit to arbitration while the lawsuit is pending.

The arbitration panel will consist of three arbitrators, with one arbitrator selected by the Company, the second selected by you, and the third, neutral arbitrator selected by agreement of the first two arbitrators. Each party shall select an arbitrator and notify the other party of the selection within 15 days after the effective date of the notice of arbitration and the two arbitrators selected by the parties shall select the third arbitrator within 30 days after the effective date of the notice of arbitration. A party who fails to select an arbitrator within the prescribed 15-day period waives the right to select an arbitrator or to have an additional, neutral arbitrator selected by the arbitrator selected by the other party, and the arbitrator chosen by the other party will constitute the “arbitration panel” for purposes of this Agreement.

Every arbitrator must be independent (not a relative of yours or an officer, director, employee, or shareholder of the Company or any Subsidiary) without any economic or financial interest of any kind in the outcome of the arbitration. Each arbitrator’s conduct will be governed by the Code of Ethics for Arbitrators in Commercial Disputes (1986) that has been approved and recommended by the American Bar Association and the American Arbitration Association.

Within 120 days after the effective date of the notice of arbitration, the arbitration panel shall convene a hearing for the dispute to be held on such date and at such time and place in Tampa, Florida, as the arbitration panel designates upon 60 days’ advance notice to you and the Company. The arbitration panel shall render its decision within 30 days after the conclusion of the hearing. The decision of the arbitration panel will be binding and conclusive as to you and the Company and, upon the pleading of either party, any court having jurisdiction may enter a judgment of any award rendered in the arbitration, which may include an award of damages. The arbitration panel shall hear and decide the dispute based on the evidence produced, notwithstanding the failure or refusal to appear by a party who has been duly notified of the date, time, and place of the hearing.

You and the Company (a) consent to the personal jurisdiction of the state and federal courts having jurisdiction over Hillsborough County, Florida, (b) stipulate that the proper, exclusive, and convenient venue for any legal proceeding arising out of this Agreement or the Restricted Stock is Hillsborough County, Florida, and (c) waive any defense, whether asserted by a motion or pleading, that Hillsborough County, Florida, is an improper or inconvenient venue. YOU KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE YOUR RIGHT TO A JURY TRIAL IN ANY LAWSUIT BETWEEN YOU AND THE COMPANY WITH RESPECT TO THIS AGREEMENT OR THE RESTRICTED STOCK.

In any mediation, arbitration, or legal proceeding arising out of this Agreement, the losing party shall reimburse the prevailing party, on demand, for all costs incurred by the prevailing party in enforcing, defending, or prosecuting any claim arising out of this Agreement, including all fees, costs, and expenses of agents, experts, attorneys, witnesses, arbitrators, and supersedeas bonds, whether incurred before or after demand or commencement of legal or arbitration proceedings, and whether incurred pursuant to trial, appellate, mediation, arbitration, bankruptcy, administrative, or judgment-execution proceedings. The Company shall pay to you, on demand, interest on any amount owed to you under this Agreement that is not paid to you when due, from the date when due until paid in full, at the annual rate then provided by Florida law for the payment of interest on judgments generally (as prescribed by section 55.03, Florida Statutes).

19. Miscellaneous. The validity, construction, enforcement, and interpretation of this Agreement are governed by the laws of the State of Florida and the federal laws of the United States of America, excluding the laws of those jurisdictions pertaining to resolution of conflicts with the laws of other jurisdictions. A waiver, amendment, modification, or cancellation of this Agreement will be valid and effective only if it is in writing and executed by you and the Company. By signing this Agreement, you accept the grant of the Shares of Restricted Stock and the terms and conditions of this Agreement, acknowledge receipt of the disclosure documents described on Appendix “A,” and warrant that you are free to enter into this Agreement and do not have any legal obligations that are inconsistent with this Agreement. This Agreement records the final, complete, and exclusive understanding between you and the Company with respect to the Shares of Restricted Stock and supersede any prior or contemporaneous agreement, representation, or understanding, oral or written, by you or the Company. This Agreement is binding on your heirs, guardian, and personal representative and is binding on, and inures to the benefit of, the Company’s assignees and successors.

SRI/SURGICAL EXPRESS, INC.

By:	/s/ Wallace D. Ruiz
Name:	Wallace D. Ruiz
Title:	Chief Financial Officer

ACCEPTANCE OF NOTICE OF RESTRICTED STOCK GRANT

AND STOCK RESTRICTION AGREEMENT

I have carefully read the foregoing Restricted Stock Grant Agreement and all the disclosure documents described on Appendix “A” to the Agreement. I accept the Restricted Stock granted to me pursuant to the Agreement and agree to be bound by all the terms and conditions of the Agreement.

EXECUTED: as of February 6, 2008	/s/ Gerald Woodard
Gerald Woodard
3983 Moreno Drive
Palm Harbor, Florida 34685

APPENDIX “A”

SRI/SURGICAL EXPRESS, INC.

GRANT OF RESTRICTED STOCK

DISCLOSURE DOCUMENTS FURNISHED TO GRANTEE

Most Recent Annual Report on Form 10-K of the Company

Most Recent Quarterly Report on Form 10-Q of the Company